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                                                                    EXHIBIT 99.1


CAM COMMERCE SOLUTIONS
17520 Newhope Street
Fountain Valley, CA  92708

            CAM RECEIVES PARTIAL FUNDING IN EQUITY PRIVATE PLACEMENT

FOR IMMEDIATE RELEASE JUNE 30, 2000

CONTACT: MATHEW HAYDEN, PRESIDENT
         HAYDEN COMMUNICATIONS
         843-272-4653


(FOUNTAIN VALLEY, CA) CAM Commerce Solutions, Inc. (NASDAQ:CADA), formerly CAM Data Systems, Inc., today announced that the second half of the $8 million private placement of common stock first announced on March 27, 2000 has been partially completed. Of the $4 million to be raised following the first closing on March 27, 2000, CAM Commerce Solutions has now received $2 million, bringing the total amount received from the placement to $6 million. Three of the funds involved in the transaction, Anegada Fund, Ltd., Tonga Partners, L.P. and The Cuttyhunk Fund Limited, have breached their agreement with CAM Commerce Solutions and refused to purchase the final $2 million of common stock. All three funds are managed by Cannell Capital. CAM Commerce Solutions has made a demand on these funds to cure their breach, and is currently evaluating its legal remedies in the event they fail to do so.

ABOUT CAM COMMERCE SOLUTIONS

CAM Commerce Solutions (formerly CAM Data Systems, Inc.), provides total commerce solutions for traditional as well as web retailers that are based on the company's open architecture software products for managing inventory, point of sale, sales transaction processing, and accounting. These solutions often include hardware, installation, training, service, and consulting provided by the Company. You can visit CAM Commerce Solutions at www.camcommerce.com

IMPORTANT INFORMATION

The statements made in this press release could be forward looking statements based on expectations that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include the following: economic conditions; competitive factors and pricing pressures; changes in product mix; technological developments affecting the company's operations, market, products; and other factors discussed in the company's filings with the Securities and Exchange Commission.